Exhibit 99.1

  TUPPERWARE REPORTS FOURTH QUARTER EARNINGS PER SHARE UP 29 PERCENT INCLUDING
                   13 PERCENT PROFIT IMPROVEMENT FROM SEGMENTS

     ORLANDO, Fla., Jan. 24 /PRNewswire-FirstCall/ -- Tupperware Corporation (NYSE: TUP) announced today that fourth quarter 2004 earnings per diluted share improved 29 percent to 61 cents on net income of $35.8 million. This compared with 47 cents per diluted share or $27.4 million last year, and represented the fourth quarter in a row that earnings per share improved over the previous year's quarter.

     Earnings per share increased 28 percent to 64 cents in 2004 from 50 cents in 2003, excluding from the fourth quarter of each year, five cents of re-engineering costs and two cents of gains related to the disposition of property. This increase is primarily the result of a 13 percent improvement in profit from the Company's segments, lower hedging costs and a lower effective tax rate compared with prior year.

     Sales in the fourth quarter were up two percent to $357.7 million. Excluding the positive impact of foreign currency on the comparison, sales were down two percent due to declines in Tupperware North America and Japan. Included in the 2004 quarter was a $6.2 million reduction of sales related to a product recall in Japan. Excluding this item and the positive impact of foreign currency, total company sales in the fourth quarter were about flat compared with the prior year.

     "We were pleased with progress on our strategic growth initiatives during the year, which we expect to bring top-line growth in the long term; however, it was not enough to offset a couple of our businesses that are in transition. In the meantime, we had continued improvement in full-year operating margin achieved through higher return on sales in four out of five of our segments compared with last year," said Rick Goings, Chairman and Chief Executive Officer. "Particularly noteworthy was the continuation of very strong trends in our BeautiControl business in North America, and the markets we have entered in Latin America and Asia Pacific. We'll be accelerating our investment in beauty internationally during 2005," Goings continued.

     Net income for the year improved 81 percent to $86.9 million or $1.48 per diluted share, including 12 cents from gains on land development and two cents from a hurricane insurance recovery, partially offset by seven cents of re-engineering costs. Additionally, the year included a 35-cent positive impact from stronger foreign currencies and lower hedging costs.

     This compares with net income in 2003 of $47.9 million or 82 cents per diluted share, which included five cents of re-engineering costs partially offset by three cents of gains on land development. Excluding these items, net income was up 69 percent due to a 25 percent improvement in profit from the segments, lower hedging costs and a lower effective tax rate.

     Sales for the year ended December 25, 2004 were $1.2 billion or three percent higher than last year. Excluding the impact of foreign currency, sales declined two percent.

     The Company successfully managed working capital during 2004, achieving $94.4 million of cash flow before financing activities, which was $7.5 million above net income. About $6 million of 2004's cash flow was from land sales net of re-engineering.

     Tupperware will conduct a conference call on Tuesday, January 25, 2005, at 10:00 a.m. Eastern time. The conference call will be simulcast and archived, along with a copy of this news release, at http://www.Tupperware.com .

     Fourth Quarter Segment Highlights
     Europe
     Sales were $181.8 million, up eight percent over last year. Excluding the impact of foreign currency, sales were flat. The fourth quarter sales comparison was negatively impacted by 2 percentage points due to a planned reduction in business to business sales of $2.9 million.

     The total sales force size was eight percent higher than the end of 2003, and the fourth quarter average active sales force size was seven percent higher than last year. Primary contributors to the improved sales force statistics and sales were Russia, South Africa and the Nordics.

     Profit was $50.4 million compared with $44.1 million last year. Excluding a $3.5 million positive foreign currency impact on the comparison, profit improved $2.8 million or six percent. This segment continued to benefit from prior re-engineering actions and expense management, leading to the improvement in segment profit ahead of the sales increase.

     Asia Pacific
     Sales were $60.5 million, down 12 percent or $8.1 million from last year. Excluding the impact of foreign currency, sales declined 15 percent from prior year. The fourth quarter sales comparison was negatively impacted by the recall of $6.2 million of third-party sourced product in Japan. There was no negative profit impact related to the recall as the manufacturer has taken responsibility for all of the associated costs.

     Profit was $8.7 million, up 22 percent or $1.5 million from last year. Excluding the positive impact of foreign currency, profit was up $1.3 million. The higher profit was primarily due to cost structure improvements in Korea and the Philippines, along with higher sales in the Philippines.

     Latin America
     Sales were $27.8 million, up 9 percent compared with $25.5 million in the prior year. Excluding the negative impact of foreign currency, sales were up 11 percent or $2.6 million as sales improved in all three of the main markets in the region, Mexico, Venezuela and Brazil.

     Profit was $3.2 million, up $1.2 million from prior year. Excluding the negative impact of foreign currency, profit was up $1.3 million.

     North America
     Sales were $53.6 million, down 15 percent or $9.0 million from last year due to a decline in the average active sales force size of 23 percent. This sales decline resulted in a loss of $5.8 million.

     The company continues to make changes to the U.S. value chain to align costs with sales as the strategies for refreshing its party format and putting in a new compensation plan are implemented. These actions are expected to result in a lower loss during 2005 than in 2004.

     BeautiControl North America
     Sales were $34.0 million, up 37 percent from last year in the fourth quarter due to strong recruiting, which generated total sales force growth of 30 percent versus the end of 2003. Full-year sales were up 27 percent to $118.2 million, which was a record high. This sales force and sales growth was the result of capitalizing on the "Spa Escapes" in home day spa party format that is now supported by unique spa products. Additionally, BeautiControl offers an earnings opportunity that builds successful business women that has led to growth in the sales force size.

     Profit for the quarter was $3.8 million, an increase of $0.7 million from prior year. Operating margin was slightly lower than last year due to costs associated with the strong recruiting.

     Outlook
     For 2005, the Company's outlook range remains at $1.45 - $1.55 diluted earnings per share. Sales are expected to increase in the mid-single digits in percentage terms and be about flat in local currency. The earnings range includes eight cents of gains from contracts related to land development and four cents of costs related to rationalizing manufacturing facilities. Versus 2004, the range also includes a 12-cent per share positive impact from stronger foreign currencies.

     Earnings per share are expected to be $1.41 - $1.51 excluding land sales and costs related to rationalizing manufacturing. (See Non-GAAP Financial Measures reconciliation schedule). This compares with $1.41 in 2004. This outlook includes a low- to mid-single digit increase in local currency profit from the segments and lower unallocated costs offset by a nine percentage point increase in the effective tax rate to about 22 percent.

     Sales are expected to increase in all segments, except Tupperware North America, with the strongest growth expected by BeautiControl North America. The segment profit return on sales in Europe is expected to remain above 20 percent, although it is foreseen to decrease from 2004 in light of higher resin costs and promotional and strategic investments. The outlook continues to be for an improvement in return on sales by BeautiControl and Tupperware North America, while the return on sales in Asia Pacific is now expected to decrease slightly as a result of the impact of the recent tsunami on the company's business in Indonesia. The return on sales in Latin America is also expected to decline modestly, reflecting investments to be made in growing the beauty business.

     First quarter 2005 net income is expected to be 16-20 cents per share reflecting a downside of nine cents from re-engineering and manufacturing rationalization costs associated with shifting a portion of the company's manufacturing capacity from its South Carolina plant to other plants. The 2005 first quarter outlook also includes three cents per share from stronger foreign currencies compared with the first quarter of 2004.

     First quarter 2005 earnings per diluted share in local currency is expected to be about flat with 2004's earnings per share of 23 cents, after excluding the nine cents of re-engineering and manufacturing rationalization costs from the 2005 quarter and a two cent gain from a land sale in the first quarter of 2004. The 2004 quarter also included $2.5 million of expenses in BeautiControl for an accrual related to legal matters and executive retirement costs.

     First quarter 2005 sales are expected to decrease slightly, in local currency, compared with 2004 due to current trends in North America and Japan.

     Tupperware Corporation, a $1.2 billion multinational company, is one of the world's leading direct sellers, supplying premium food storage, preparation and serving items to consumers in almost 100 countries through its Tupperware brand. In partnership with one million independent sales consultants worldwide, Tupperware reaches consumers through informative and entertaining home parties; retail access points in malls and other convenient venues; corporate and sales force Internet web sites; and television shopping. Additionally, premium beauty and skin care products are brought to customers through its BeautiControl brand in North America, Latin America and Asia Pacific. Consumers can access the brands' web sites at http://www.tupperware.com and http://www.beauticontrol.com.

     Tupperware stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release which are not historical fact and use predictive words such as "outlook" or "target" are forward-looking statements. These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, the ability to obtain all government approvals on land development, the success of buyers in attracting tenants for commercial developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's report on Form 8-K dated April 10, 2001, as filed with the Securities and Exchange Commission.

     Non-GAAP Financial Measures
     The Company has utilized non-GAAP financial measures in this release, which are provided to assist in investors' understanding of the Company's results of operations. The adjustment items materially impact the comparability of the Company's results of operations. The adjusted information is intended to be more indicative of Tupperware's primary operations, and is intended to assist investors in evaluating performance and analyzing trends across periods. The non-GAAP financial measures exclude gains on land development and gains related to hurricane insurance recovery. While the Company is engaged in a multi-year program to sell land for development, this activity is not part of the Company's primary business operation. Additionally, the gains recognized in any given period are not necessarily indicative of gains which may be recognized in any particular future period. For this reason, these gains are excluded from indicated earnings per share amounts. Also, the Company periodically records exit costs as defined under Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" and other items related to rationalizing manufacturing and other restructuring activities, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a more useful measure for analysis and predictive purposes.

                             TUPPERWARE CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME

                                   (UNAUDITED)

                                            13 Weeks Ended          52 Weeks Ended
                                        ---------------------   ---------------------
                                         Dec. 25     Dec. 27     Dec. 25     Dec. 27
(In millions, except per share data)      2004        2003*       2004        2003*
-------------------------------------   ---------   ---------   ---------   ---------
Net sales                               $   357.7   $   349.9   $ 1,224.3   $ 1,194.0
Cost of products sold                       128.3       126.1       425.4       422.7
Gross margin                                229.4       223.8       798.9       771.3

Delivery, sales and administrative
 expense                                    182.2       178.1       688.8       681.9
Re-engineering and impairment charges         4.5         6.8         7.0         6.8
Gains on disposal of assets                   1.5         2.5        13.1         3.7
Operating income                             44.2        41.4       116.2        86.3

Interest income                               0.5         0.4         1.9         1.8
Other income                                  0.7          --         1.0         0.6
Interest expense                              4.3         4.0        14.9        15.6
Other expense                                 0.4         6.5         2.2        16.5

Income before income taxes                   40.7        31.3       102.0        56.6
Provision for income taxes                    4.9         3.9        15.1         8.7
Net income                              $    35.8   $    27.4   $    86.9   $    47.9

Net income per common share:

Basic                                   $    0.61   $    0.47   $    1.49   $    0.82

Diluted                                 $    0.61   $    0.47   $    1.48   $    0.82

    * Certain prior year amounts have been reclassified on the consolidated statements of income to conform with current year classifications.

                             TUPPERWARE CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                   (UNAUDITED)

                     (Amounts in millions, except per share)

                                 13 Weeks Ended
                             ---------------------   Reported     Restated     Foreign
                              Dec 25,     Dec 27,         %           %       Exchange
                               2004        2003*      Inc(Dec)    Inc(Dec)     Impact
                             ---------   ---------   ---------    --------   ---------
SALES
     Europe                  $   181.8   $   168.4           8          --   $    13.4
     Asia Pacific                 60.5        68.6         (12)        (15)        2.2
     Latin America                27.8        25.5           9          11        (0.3)
     North America                53.6        62.6         (15)        (15)        0.3
     BeautiControl
      North America               34.0        24.8          37          37          --
                             $   357.7   $   349.9           2          (2)  $    15.6
SEGMENT PROFIT (LOSS)
     Europe                  $    50.4   $    44.1          14           6   $     3.5
     Asia Pacific                  8.7         7.2          22          17         0.2
     Latin America                 3.2         2.0          49          55        (0.1)
     North America                (5.8)       (3.4)        (76)        (79)         --
     BeautiControl
      North America                3.8         3.1          20          20          --
                                  60.3        53.0          13           6         3.6
Unallocated expenses             (12.7)       (7.7)         65
Hedge costs                       (0.1)       (6.1)        (98)
Other income                       1.5         2.5         (40)
Re-engineering and
 impairment charges               (4.5)       (6.8)        (34)
Interest expense, net             (3.8)       (3.6)          3
Income before taxes               40.7        31.3          30
Provision for income taxes         4.9         3.9         (29)
Net income                   $    35.8   $    27.4          30
Net income per common
 share (diluted)             $    0.61   $    0.47          29
Average number of
 diluted shares                   58.9        58.5

    * Certain prior year amounts have been reclassified on the consolidated statements of income to conform with current year classifications.

                             TUPPERWARE CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                   (UNAUDITED)

                     (Amounts in millions, except per share)

                                  52 Weeks Ended
                              ---------------------    Reported    Restated    Foreign
                               Dec 25,     Dec 27,        %           %        Exchange
                                2004        2003*      Inc(Dec)    Inc(Dec)     Impact
                              ---------   ---------   ---------   ---------   ---------
SALES
    Europe                    $   597.0   $   546.0           9          --   $    49.0
    Asia Pacific                  208.6       222.5          (6)        (11)       10.9
    Latin America                 105.5       102.6           3           8        (4.5)
    North America                 195.0       230.2         (15)        (16)        1.0
    BeautiControl
     North America                118.2        92.7          27          27          --
                              $ 1,224.3   $ 1,194.0           3          (2)  $    56.4
SEGMENT PROFIT (LOSS)
    Europe                    $   133.4   $   110.0          21          12   $     9.6
    Asia Pacific                   20.8        17.6          19          11         1.2
    Latin America                  10.4         3.1           +           +        (0.7)
    North America                 (31.0)      (22.4)        (39)        (39)         --
    BeautiControl
     North America                  8.0         5.1          55          56          --
                                  141.6       113.4          25          14        10.1
Unallocated expenses              (30.9)      (24.7)         25
Hedge costs                        (1.8)      (15.8)        (89)
Other income                       13.1         4.3           +
Re-engineering and
 impairment charges                (7.0)       (6.8)          3
Interest expense, net             (13.0)      (13.8)         (6)
Income before taxes               102.0        56.6          80
Provision for income
  taxes                            15.1         8.7          74
Net income                    $    86.9   $    47.9          81
Net income per common share
 (diluted)                    $    1.48   $    0.82          80
Average number of diluted
 shares                            58.8        58.4

    * Certain prior year amounts have been reclassified on the consolidated statements of income to conform with current year classifications.

                             TUPPERWARE CORPORATION
                                 RECONCILIATION

                       (In millions except per share data)

                           13 Weeks Ended Dec 25,            13 Weeks Ended Dec 27,
                                    2004                             2003*
                        ----------------------------     ----------------------------
                                               Excl                             Excl
                        Reported    Adj's      Adj's     Reported    Adj's     Adj's
                        --------   ------     ------     --------   ------     ------
Segment profit (loss)
 Europe                 $   50.4              $ 50.4     $   44.1              $ 44.1
Asia Pacific                 8.7                 8.7          7.2                 7.2
Latin America                3.2                 3.2          2.0      0.1d       2.1
North America               (5.8)               (5.8)        (3.4)               (3.4)
BeautiControl North
 America                     3.8                 3.8          3.1                 3.1
                            60.3       --       60.3         53.0      0.1       53.1
Unallocated expenses       (12.7)              (12.7)        (7.7)     0.1e      (7.6)
Hedge costs                 (0.1)               (0.1)        (6.1)               (6.1)
Other income                 1.5     (1.5)a       --          2.5     (2.5)a       --
Re-eng and impairment
 chgs                       (4.5)     4.5b        --         (6.8)     6.8f        --
Interest expense, net       (3.8)               (3.8)        (3.6)               (3.6)
Income before taxes         40.7      3.0       43.7         31.3      4.5       35.8
Provision for  income
 taxes                       4.9      1.0c       5.9          3.9      2.7c       6.6
Net income              $   35.8   $  2.0     $ 37.8     $   27.4   $  1.8     $ 29.2
Net income per common
 share (diluted)        $   0.61   $ 0.03     $ 0.64     $   0.47   $ 0.03     $ 0.50

                            52 Weeks Ended Dec 25,         52 Weeks Ended Dec 27,
                                    2004                             2003*
                        ----------------------------     ----------------------------
                                               Excl                             Excl
                        Reported    Adj's      Adj's     Reported    Adj's      Adj's
                        --------   ------     ------     --------   ------     ------
Segment profit (loss)
Europe                  $  133.4              $133.4     $  110.0              $110.0
Asia Pacific                20.8                20.8         17.6                17.6
Latin America               10.4                10.4          3.1      0.1d       3.2
North America              (31.0)              (31.0)       (22.4)              (22.4)
BeautiControl North
 America                     8.0                 8.0          5.1                 5.1
                           141.6       --      141.6        113.4      0.1      113.5

Unallocated expenses       (30.9)              (30.9)       (24.7)     0.1e     (24.6)
Hedge costs                 (1.8)               (1.8)       (15.8)              (15.8)
Other income                13.1    (13.1)a       --          4.3     (3.7)a      0.6
Re-eng and impairment
 chgs                       (7.0)     7.0 b       --         (6.8)     6.8f        --
Interest expense, net      (13.0)              (13.0)       (13.8)              (13.8)
Income before taxes        102.0     (6.1)      95.9         56.6      3.3       59.9
Provision for income
 taxes                      15.1     (2.5)c     12.6          8.7      2.4c      11.1
Net income              $   86.9   $ (3.6)    $ 83.3     $   47.9   $  0.9     $ 48.8

Net income per common
 share (diluted)        $   1.48   $(0.07)    $ 1.41     $   0.82   $ 0.02     $ 0.84

    (a) During 2004, pretax gains from the sale of land held for development near the company's Orlando, Florida headquarters were $11.6 million and were recorded in other income. In addition to gains from the sale of land in 2004, gains related to insurance recoveries for hurricane damage were $1.5 million for the fourth quarter and December YTD 2004. During the fourth quarter and December YTD 2003, pretax gains from these sales were $2.5 million and $3.7 million, respectively, and were recorded in other income.

    (b) Pre-tax re-engineering and impairment charges for 2004 of approximately $7.0 million YTD include $2.6 million primarily related to severance costs incurred to reduce headcount in the Company's United States, Philippine, Japanese, Korean, New Zealand and Mexican operations, of which $0.9 million was recorded in the fourth quarter. In addition, $0.8 million related to asset impairments in the Philippine Mfg operation were recorded for December YTD 2004 and $0.4 million related to asset impairments in the United States were recorded in the fourth quarter and December YTD 2004. The charges also include $3.2 million related to the liquidation of a foreign finance subsidiary in the fourth quarter.

    (c) Provision for income taxes represent the net tax impact of adjusted amounts.
    (d) In the fourth quarter and December YTD 2003, $0.1 million was recorded as a reduction of Latin America segment profit due to a write down of accounts receivable as a result of a restructure of operations in Brazil.

    (e) In the fourth quarter and December YTD 2003, internal costs to facilitate the sale of land held for development near the company's Orlando, Florida headquarters were $0.1 million and were recorded in Unallocated expenses.

    (f) Pretax re-engineering and impairment charges for 2003 of $2.0 million were primarily related to severance costs incurred to reduce headcount in the company's Brazilian and North American operations. Additionally, impairment charges of $4.8 million were primarily related to the Company's decision to liquidate its Argentine legal entity and a write-down of the Company's former Halls, Tennessee manufacturing facility.

    See note regarding non-GAAP financial measures in the attached press release.

    * Certain prior year amounts have been reclassified on the reconciliation to conform with current year classifications.

                             Tupperware Corporation
                         Outlook Reconciliation Schedule
                                January 24, 2005
                    ($ in millions, except per share amounts)

Full year ended Dec 25, 2004

                                                Adjustments
                                       -----------------------------
                                        Land and      Re-engineering
                                        hurricane         and           Adjusted     Exchange
                                        insurance     manufacturing      before    rate impact
                              GAAP       gains       rationalization   FX impact       (a)        Adjusted
                            --------   ----------    ---------------   ----------   ----------   -----------
Income (loss) before
income  taxes               $  102.0   $    (13.1)   $           7.0   $     95.9   $      8.1   $    104.0
  % vs prior year
Income tax
 impact                         15.1         (5.1)               2.6         12.6          1.2         13.8
Net income                      86.9         (8.0)               4.4         83.3          6.9         90.2
Net income  per common
 share  (diluted)           $   1.48    $   (0.14)   $          0.07   $     1.41   $     0.12   $     1.53
Average number of diluted
 shares (millions)              58.9

Full year ended Dec 31, 2005 - Outlook

                                                                  Adjustments
                                                         ------------------------------
                                                                        Re-engineering
                                       GAAP Range                             and           Adjusted Range
                                 --------------------                    manufacturing    -------------------
                                   Low         High      Land gains     rationalization     Low        High
                                 --------    --------    ----------     ---------------   --------   --------
Income (loss) before income
 taxes                           $  110.5    $  118.1    $     (7.7)      $      3.8      $  106.6   $  114.2
  % vs prior year                       8%         16%                                           3%        10%
  Income tax impact                  24.9        26.6          (3.0)             1.5          23.3       25.1
  Net income                         85.6        91.5          (4.7)             2.3          83.3       89.1
  Net income per common
   share (diluted)               $   1.45    $   1.55    $    (0.08)      $     0.04      $   1.41   $   1.51
  Average number of diluted
   shares (millions)                 59.2
  % vs prior year                      -2%          5%

    (a) Impact of current exchange rates; 2004 restated at rates used for the 2005 outlook see more regarding utilization of Non-GAAP financial measures in the attached press release.

                             TUPPERWARE CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                     ASSETS
                                   (UNAUDITED)

                                          Dec. 25,       Dec. 27,
(In millions)                              2004           2003*
----------------------------------       ---------      ---------

Cash and cash equivalents                $    90.9      $    45.0

Accounts receivable                          119.0          127.3
  Less allowances for doubtful
  accounts                                   (13.9)         (25.2)
                                             105.1          102.1
Inventories                                  163.0          160.5
Deferred income tax benefits, net             61.8           59.2
Non-trade amounts receivable                  35.8           28.6
Prepaid expenses                              12.9           16.0
  Total current assets                       469.5          411.4
Deferred income tax benefits, net            149.8          136.8
Property, plant and equipment              1,131.2        1,059.3
  Less accumulated depreciation             (915.2)        (837.9)
                                             216.0          221.4
Long-term receivables, net of
 allowances of $26.8 million at
 December 25, 2004 and
 December 27, 2003                            41.4           45.4
Goodwill, net of accumulated
 amortization of $1.6 million at
 December 25, 2004 and
 December 27, 2003                            56.2           56.2
Other assets                                  27.8           28.5
  Total assets                           $   960.7      $   899.7

    * Certain prior year amounts have been reclassified on the consolidated balance sheet to conform with current year classifications.

                             TUPPERWARE CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                      LIABILITIES AND SHAREHOLDERS' EQUITY
                                   (UNAUDITED)

(Dollars in millions, except per          Dec. 25,       Dec. 27,
 share amounts)                            2004           2003*
------------------------------------     ---------      ---------
Accounts payable                         $    91.0      $    86.0
Short-term borrowings and current
  portion of long-term debt                    1.2            5.6
Accrued liabilities                          176.0          182.6
  Total current liabilities                  268.2          274.2
Long-term debt                               247.8          263.5
Accrued post-retirement benefit cost          35.3           36.4
Other liabilities                            117.5           97.4
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $0.01 par value,
   200,000,000 shares authorized;
   none issued                                  --             --
  Common stock, $0.01 par value,
   600,000,000 shares authorized;
   62,367,289 shares issued                    0.6            0.6
  Paid-in Capital                             25.6           23.1
  Subscription receivable                    (18.7)         (20.6)
  Retained earnings                          560.9          529.0
  Treasury Stock, 3,542,135 shares
   at December 25, 2004 and
   3,850,343 shares at December 27,
   2003 at cost                              (96.8)        (105.5)
  Unearned portion of restricted
   stock issued for future service            (2.9)          (1.6)
  Accumulated other comprehensive
   loss                                     (176.8)        (196.8)
  Total shareholders' equity                 291.9          228.2
  Total liabilities and
   shareholders' equity                  $   960.7      $   899.7

    * Certain prior year amounts have been reclassified on the consolidated balance sheet to conform with current year classifications.

                             TUPPERWARE CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                             52 weeks ended
                                                         ----------------------
                                                          Dec 25,       Dec 27,
(In millions)                                              2004          2003
-----------------------------------------------------    --------      --------
OPERATING ACTIVITIES
Net income                                                   86.9          47.9
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
   Depreciation and amortization                             50.8          52.6
   Net gain on disposal of assets                           (12.8)         (3.7)
   Non-cash impact of re-
   engineering and impairment
   charges                                                    2.8           1.4
Changes in assets and liabilities:
   Decrease in accounts receivable                            9.3          13.3
   Decrease in inventories                                    6.8           3.5
   Increase (decrease) in accounts
    accrued liabilities                                      13.9          (0.6)
   Decrease in income taxes payable                         (17.7)         (5.1)
   Increase in net deferred income
    taxes                                                   (14.6)        (22.4)
Net cash impact from hedge activity                         (11.0)         25.2
Other, net                                                    7.0          (6.5)
   Net cash provided by operating
    activities                                              121.4         105.6
INVESTING ACTIVITIES
   Capital expenditures                                     (43.6)        (40.0)
   Proceeds from disposal of property,
    plant & equipment                                        16.6           9.4
      Net cash used in investing
       activities                                           (27.0)        (30.6)
FINANCING ACTIVITIES
   Dividend payments to shareholders                        (51.5)        (51.4)
   Proceeds from exercise of stock
    options                                                   4.1           0.9
   Proceeds from payments of
    subscriptions receivable                                  1.5           0.6
   Net (decrease) increase in short-
    term debt                                                (4.2)          0.2
   Payment of long-term debt                                   --         (15.0)
      Net cash used in financing
       activities                                           (50.1)        (64.7)
Effect of exchange rate changes on cash
 and cash equivalents                                         1.6           2.1
Net increase in cash and cash
 equivalents                                                 45.9          12.4
Cash and cash equivalents at beginning
 of period                                                   45.0          32.6
Cash and cash equivalents at end of
 period                                                      90.9          45.0

                             TUPPERWARE CORPORATION
                            SUPPLEMENTAL INFORMATION
                     Fourth Quarter Ended December 25, 2004

Sales Force Statistics (a):
                                          AVG.
Segment               DIST.    % CHG.    ACTIVE     % CHG.      TOTAL    % CHG.
-------------------   -----    ------   -------     ------     -------   ------
Europe                  713        2     64,877          7     240,639        8
Asia Pacific            690        4     41,623          6     304,433       (6)
Latin America           186       (1)    54,727         (6)    237,319       (8)
North America           331       (9)    13,593        (23)    103,829       (6)
  Tupperware          1,920       --    174,820         --     886,220       (3)
BeautiControl N.A.      n/a      n/a     31,920         28      85,758       30
  Total               1,920       --    206,740          3     971,978       (1)

     (a) As collected by the Company and provided by distributors and sales force.

              UNAUDITED SELECTED FINANCIAL DATA FOURTH QUARTER 2004

                                 ($ in millions)

    Cash                 $   90.9          Net Debt to
                                            Capital Ratio (b)           35%
    Net Current
     Receivables            105.1          Equity                 $   291.9
    Net Inventory           163.0          Capital Expenditures        43.6
    Short-Term Debt           1.2          Depreciation and
                                            Amortization               50.8
    Long-Term Debt          247.8

    (b) Net debt is defined as total debt less cash on hand. Capital is defined as total debt less cash on hand plus shareholders' equity.

SOURCE  Tupperware Corporation
    -0-                             01/24/2005
    /CONTACT: Jane Garrard of Tupperware Corporation, +1-407-826-4522/ /Web site: http://www.tupperware.com
                http://www.beauticontrol.com /
-